EXHIBIT 10.30

Lease Contract for Factory Area and Buildings

Contracting parties
Leasor (hereinafter referred to as Party A): Beijing Hantian Xinda Technology Development Co.
Leasee (hereinafter referred to as Party B): Beijing Wowjoint Machinery Co.

In accordance with the provisions of Contract Law of the People's Republic of China and applicable laws and regulations, Party A and Party B enter into this contract through friendly consultation regarding Party A’s lease of workshops and buildings to Party B to define both parties' rights and obligations.

Article 1 Party A warrants that the factory area and buildings to be leased comply with relevant provisions regarding to land and building lease, to ensure Party B’s normal use during lease period.

Article 2 Location, area, decoration and facilities of factory area, workshops and buildings.
1. Party A will lease to Party B for use as production and operation, office and staff dormitory buildings the factory area located in Dushi Industrial Park, Songzhuang Town, Tongzhou District, Beijing, which covers an area of 17331m2, with a construction area of about 5715m2, including whole compound, site, roads, workshops, main office building, a two-storey dining building on the west side, a two-storey garage on the east side, one-storey building on the north side, southern and northern security rooms (hereinafter referred to as factory area, buildings).
2. Party A’s existing factory area and buildings cannot meet Party B’s needs for production and staff accommodation, Party B shall have the right to make modifications and renovations to the buildings and facilities in the workshops and area, provided that the whole building structure is not damaged.

Article 3 Party A shall provide industrial and commercial licenses and ownership certificate (or agreement) of factory area and buildings and Party B shall provide industrial and commercial license documents. After verification, both parties may make copies for record. All copies shall be only for use of this lease.

Article 4 Lease period and use purpose
1. The lease period for this factory area and buildings is 5 years, commencing on August 30, 2009 and ending on August 30, 2014.
2. Party B undertakes to Party A that it leases the factory area and buildings for production, processing, office, and staff board and lodging use.
3. Up expiry of lease period, Party A shall have the right to retract the factory area and buildings, and Party B shall return them duly.

Article 5 Rent and payment method
1. The annual rent for the factory area and buildings is RMB900,000 (nine hundred thousand RMB only in words).

2. The rent will be paid in the following method:
(1) The rent begins from August 30, 2009, and will be paid one time each year, with RMB900,000 paid each time. In case of financial difficulty, Party B shall pay not less than RMB450,000 for the first payment each year, and the remaining amount shall be paid within 6 months.
(2) Party B may reside in on the date when the contract is signed, and Party A shall conduct key takeover. Party A should clear all non-rental articles such as machines and equipment, sundries, stones, glass sheets from the factory area and buildings, otherwise Party B will clear them as rubbish, then the factory area and buildings will be handed over to Party B for full management.
(3) The rent shall be paid on September 1 and March 1 each year.

Article 6 Relevant costs and taxes during lease period
1. Costs to be borne by Party A: various taxes relating to buildings and lands imposed by the government during lease period shall be paid by Party A.
2. Party A’s existing building conditions cannot meet Party B’s needs for production, operation, office and staff board and lodging, Party B shall have the right to make partial modifications and renovations to the office building, dormitory, dining room, garage, workshops and yard, and also have the right to dispose such modifications.
3. The added equipment and facilities invested by Party B shall be the properties of Party B, and Party B will, upon expiry of lease period, retract all equipment and facilities that are added and moved in during lease period. (including 4 gantry cranes, cables, slide lines, power cables, power box, telephone cables, network optical cables in the workshop, rails)
4. On the date when the contract is signed, both parties will check water meter and electric meter readings, and from this date, Party B will bear water, electrical and heating expenses. Those expenses before that date shall be at Party A’s charge. Party A ensures that original water, electric and heating facilities are in good condition before handover.
5. All costs incurred and safety regarding the office building reserved by Party A in the factory area leased by Party B shall be the responsibility of Party A, and the personnel of Party A are required to observe Party B’s safety and guard system, and shall not affect Party B’s normal production and office order.
6. Party A shall, upon receipt of payment, provide Party B with effective and formal invoice.

Article 7 Building repair and use
1. During lease period, Party A shall warrant use safety of the leased factory area and buildings.
2. Repair of buildings in the factory area shall be the responsibility of Party A. Party A shall in a timely manner, repair the problems caused non-artificially to the main structure of buildings (building/water proof), main power line, main water pipes and Party A’s other original facilities. Party A shall, upon receipt of notice from Party B, perform repair within two days. (Other repairs shall be the responsibility of Party B)
3. Party B shall reasonably use its leased factory area, buildings and affiliated facilities. Should any damage occur to the buildings and facilities by virtue of improper use, Party B shall immediately repair it or compensate for it. After authorization of Party A, Party B may perform decoration or increase building construction area.

Article Alteration, rescission and termination of contract
1. Party B shall have the right to terminate the contract if Party A has one of the following acts:
(1) Party A fails to perform building repair obligations, and Party B’s normal operation and use are severely affected by Party A’ reason.
2. Party A shall have the right to terminate the contract and retract the leased building during lease period of factory area and buildings if Party B has one of the following acts:
(1) lend the leased buildings without Party A’s written consent.
(2) due rent unpaid for more than 3 months
3. Party B shall notify Party A in writing of lease renewal 3 months before lease period expiry if it intends to renew the lease. If Party A still intends to continue lease after expiry, Party B shall have preferential lease right under identical conditions.

Article 9 Responsibilities for breach of contract by Party A
1. Party A shall warrant Party B’s normal use of factory area and building during lease period. If Party A fails to perform repair obligations or Party B performs repairs in case of emergency, Party A shall pay to Party B or such repair amounts shall be deducted from rent, provided that Party B provides effective voucher.
2. Where Party A breaches the contract by retracting the factory area and buildings in advance, Party A shall pay to Party B an amount of 5% of annual rent as penalty. If such penalty amount paid is not sufficient to cover Party B’s damages, Party A shall also be liable for compensation.
3. Should this contract be invalidated and Party B be prevented from performing production, or clerical and managerial affairs, or providing accommodation for its employees by virtue of any dispute over Party A’s ownership of the workshop, over Party A’s illegal leasing of the factory area and workshop, or any other dispute of financial or legal nature in which Party A is involved, Party A shall indemnify Party B for any losses incurred because of the said invalidation of contract.
4. Where removal or modification of the leased factory area and buildings is required by national policy, Party A shall compensate Party B for losses, provided that such losses are caused to Party B.
5. In the event of contract termination due to the above reasons, the rent shall be calculated against actual number of days.

Article 9 Responsibilities for breach of contract by Party B
1. Party A shall have the right to terminate the contract by retracting the factory area and building if Party B has one of the following acts during the lease period, and Party B shall pay to Party A an amount of 5% of total contract rent as penalty.
(1) to remove or modify building structure without Party A’s written consent or damage building;
(2) to conduct illegal activities by use of the buildings;
(3) due rent unpaid for more than 3 months;
2. Party B shall notify Party A of advance termination of contract if Party B intends to do so during the lease period, otherwise Party B shall pay to Party A an amount of 5% of annual contract rent as penalty.

Article 11 Supplementary conditions may be agreed on matters not mentioned herein, through agreement between both parties. Such supplementary conditions and attachments shall integral part of the contract, and shall have equal legal effect.

Article 12 Settlement of dispute
Any disputes arising under the contract shall be negotiated by both parties. In case no agreement can be reached, such disputes may be referred to the court that has the jurisdiction over the matter.

Article 13 Workshop modification requirements, as an attachment of the contract, shall have equal legal effect.

This contract shall come into force after it is signed (sealed) by both parties. There are   originals of this contract and its attachment and each party holds  original. All originals shall have equal legal effect.

Party A:	Party B:
ID number:	ID number:
Telephone:	Telephone:
Representative:	Representative:
Signing date:	Signing date:
Signing place:	Signing place: